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As filed with the Securities and Exchange Commission on November 5, 2002.

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

FIRST COMMUNITY BANCORP
(Exact Name of Registrant as Specified in Its Charter)

CALIFORNIA (State or Other Jurisdiction of Incorporation or Organization)	33-0885320 (IRS Employer Identification Number)

FIRST COMMUNITY BANCORP STOCK INCENTIVE PLAN
(Full Title of Plan)

6110 El Tordo
Rancho Santa Fe, California 92067
(858) 756-3023
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Jared M. Wolff
Executive Vice President and General Counsel
120 Wilshire Boulevard
Santa Monica, California 90401
(310) 458-1521
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

with a copy to:

Stanley F. Farrar
Sullivan & Cromwell
1888 Century Park East
Los Angeles, California 90067
(310) 712-6600

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per unit(1)	Proposed maximum aggregate offering price(1)	Amount of registration fee

Common Stock, no par value	1,220,000	$30.32	$36,990,400	$3,403.12

(1)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) and 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low prices of the common stock, no par value, of First Community Bancorp ("First Community") as reported on the NASDAQ National Market on October 29, 2002.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

        The documents setting forth the information specified in Part I (Items 1 and 2) of this Form S-8 will be sent or given to employees eligible to participate in the First Community Bancorp Stock Incentive Plan as specified in Rule 428(b)(1) under the Securities Act of 1933, as amended.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

  Item 3. Incorporation of Documents by Reference.

        The following documents filed with the Securities and Exchange Commission (the "Commission") are incorporated by reference into this Registration Statement and are made a part hereof:

          (a)  First Community's Annual Report on Form 10-K for the fiscal year ended December 31, 2001, filed with the Commission on March 29, 2002;

          (b)  First Community's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2002 and June 30, 2002, filed with the Commission on May 15, 2002 and August 14, 2002, respectively;

          (c)  First Community's Current Reports on Form 8-K filed with the Commission on February 15, 2002 (as amended on March 27, 2002), March 21, 2002 (as amended on May 14, 2002), June 10, 2002 (as amended on July 3, 2002), July 23, 2002, and September 18, 2002; and

          (d)  The description of First Community's common stock, no par value, incorporated by reference into First Community's Registration Statement on Form 8-A filed with the Commission on June 2, 2000, including any amendment or report filed for the purpose of updating this description.

          (e)  All other documents filed by First Community pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, since December 31, 2001 to the date of this filing.

        All documents subsequently filed by First Community pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents.

        Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

  Item 4. Description of Securities.

        Not applicable.

  Item 5. Interests of Named Experts and Counsel.

        Not applicable.

  Item 6. Indemnification of Directors and Officers.

        Article Five of First Community's articles of incorporation provides that First Community shall eliminate the liability of its directors for monetary damages to the fullest extent permissible under California law. Section 7.5 of First Community's by-laws provides that First Community shall indemnify each of its directors and officers for expenses, judgments, fines, settlements and other amounts incurred in connection with any proceeding arising by reason of the fact that such person was an "agent" of First Community to the fullest extent permissible under California law. First Community's articles of incorporation and by-laws also provide that First Community is authorized to provide indemnification for its agents to the extent permissible under California law. In both cases, indemnification for breach of duty may be in excess of that expressly permitted by Section 317 of the California General Corporation Law. Section 317 sets forth the provisions pertaining to the indemnification of corporate "agents." For purposes of this law, an agent is any person who is or was a director, officer, employee or other agent of a corporation, or is or was serving at the request of a corporation in such capacity with respect to any other corporation, partnership, joint venture, trust or other enterprise. Section 317 mandates indemnification of an agent for expenses where the agent's defense is successful on the merits. In other cases, Section 317 allows a corporation to indemnify an agent for expenses, judgments, fines, settlements and other amounts actually and reasonably incurred if the agent acted in good faith and in a manner the agent believed to be in the best interests of the corporation and its shareholders. Such indemnification must be authorized by (1) a majority vote of a quorum of the board of directors consisting of directors who are not parties to the proceedings, (2) approval of the shareholders, with the shares owned by the person to be indemnified not being entitled to vote thereon or (3) the court in which the proceeding is or was pending upon application by designated parties. Under certain circumstances, a corporation can indemnify an agent even when the agent is found liable. Section 317 also allows a corporation to advance expenses to an agent for certain actions upon receiving an undertaking by the agent that he or she will reimburse the corporation if it is later determined that he or she is not entitled to be indemnified. First Community has executed indemnification agreements with each of its directors and executive officers pursuant to which First Community has agreed to indemnify each of them to the fullest extent permissible by law. The indemnification agreements provide that First Community may in certain circumstances advance expenses to its directors and executive officers for the purpose of defending against threatened, pending or completed actions, suits or proceedings arising out of the director's or executive officer's service as an agent of First Community.

  Item 7. Exemption From Registration Claimed.

        Not applicable.

  Item 8. Exhibits.

        See the attached Exhibit Index that follows the signature page.

  Item 9. Undertakings.

          (a)  The registrant hereby undertakes:

            (1)  To file, during any period in which offers or sells are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

            (2)  That, for the purpose of determining liability under the Securities Act of 1933, each post-effective amendment shall be treated as a new registration statement of the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b)  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Monica, State of California, on this 5th day of November, 2002.

FIRST COMMUNITY BANCORP
By	/s/ JARED M. WOLFF
	Name:	Jared M. Wolff
	Title:	Executive Vice President and General Counsel

POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Matthew P. Wagner and Jared M. Wolff, and each of them, each with full power to act without the other, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue thereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ JOHN M. EGGEMEYER, III John M. Eggemeyer, III	Director and Chairman of the Board	October 30, 2002

/s/ MATTHEW P. WAGNER Matthew P. Wagner	President, Chief Executive Officer and Director (Principal Executive Officer)	October 30, 2002

/s/ LYNN M. HOPKINS Lynn M. Hopkins	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	October 30, 2002

/s/ TIMOTHY L. BLIXSETH Timothy L. Blixseth	Director	October 30, 2002

/s/ HAROLD W. CLARK Harold W. Clark	Director	October 30, 2002

/s/ STEPHEN M. DUNN Stephen M. Dunn	Director	October 30, 2002

/s/ BARRY C. FITZPATRICK Barry C. Fitzpatrick	Director	October 30, 2002

/s/ ROBERT E. HERRMANN Robert E. Herrmann	Director	October 30, 2002

/s/ TIMOTHY B. MATZ Timothy B. Matz	Director	October 30, 2002

/s/ ROBERT A. STINE Robert A. Stine	Director	October 30, 2002

/s/ DAVID S. WILLIAMS David S. Williams	Director	October 30, 2002

EXHIBIT INDEX

Exhibit No.	Description
4.1	Certificate of Amendment of Articles of Incorporation of First Community Bancorp, dated September 6, 2002.
4.2	Articles of Incorporation of First Community Bancorp (Exhibit 3.1 to Form 8-A filed on June 2, 2000, and incorporated herein by this reference).
4.3	Bylaws of First Community Bancorp (Exhibit 4.2 to Form S-3 filed on June 11, 2002, and incorporated herein by this reference).
4.4	First Community Bancorp Stock Incentive Plan (Exhibit 10.4 to Form S-8 filed on August 9, 2000, and incorporated herein by this reference).
5.1	Opinion of Sullivan & Cromwell as to the validity of the Common Stock.
23.1	Consent of KPMG LLP (independent auditors for First Community Bancorp).
23.2	Consent of KPMG LLP (independent auditors for First National Bank).
23.3	Consent of Vavrinek, Trine, Day & Co., LLP (independent auditors for Pacific Western National Bank).
23.4	Consent of Vavrinek, Trine, Day & Co., LLP (independent auditors for W.H.E.C., Inc.).
23.5	Consent of Sullivan & Cromwell (included in Exhibit 5.1).
24.1	Power of Attorney (included on signature page).

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PART I
PART II
  Item 3. Incorporation of Documents by Reference.
  Item 4. Description of Securities.
  Item 5. Interests of Named Experts and Counsel.
  Item 6. Indemnification of Directors and Officers.
  Item 7. Exemption From Registration Claimed.
  Item 8. Exhibits.
  Item 9. Undertakings.
SIGNATURES
POWER OF ATTORNEY
EXHIBIT INDEX